Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Poshmark, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$1,624,564,081.18	(1)(2)	0.00011020	$179,026.96	(3)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$1,624,564,081.18
Total Fees Due for Filing				$179,026.96
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$179,026.96

(1)

In accordance with Exchange Act Rule 0-11, the maximum number of securities of Poshmark, Inc. (“Poshmark”) to which this transaction applies is estimated, as of October 18, 2022, to be 92,515,002, which consists of (A) 54,625,540 outstanding shares of Class A common stock, $0.0001 par value per share (“Class A common stock”), and 24,592,080 shares of Class B common stock, par value $0.0001 per share (“Class B common stock” and together with Class A common stock, the “Poshmark common stock”); (B) 8,294,208 shares of Poshmark common stock underlying outstanding Company RSU awards (as defined herein); and (C) options to purchase 5,003,174 shares of Poshmark common stock entitled to receive the consideration of $11.6131 per share (the difference between $17.90 and the weighted average exercise price of $6.2869 per share).

(2)

In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of October 18, 2022, based on the sum of (A) 54,625,540 shares of Class A common stock and 24,592,080 shares of Class B common stock, multiplied by $17.90 per share; (B) 8,294,208 shares of Poshmark common stock underlying outstanding Company RSU awards multiplied by $17.90 per share; (C) options to purchase 5,003,174 shares of Poshmark common stock multiplied by $11.6131 (the difference between $17.90 and the weighted average exercise price of $6.2869 per share) in connection with the transaction.

(3)

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.00011020.